Exhibit 99.2

GAUCHO GROUP HOLDINGS PROJECTS OVER $6 MILLION IN SALES IN 2023 DRIVEN BY STRONG DEMAND FOR LUXURY REAL ESTATE PROPERTIES

Vineyard Real Estate Project Drives Growth, While Offering a Diversified Investment With Exceptional Lifestyle Offerings

Miami, FL / May 8, 2023 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), announced today in a letter to stockholders its revenue projections of more than $6 million in sales in 2023, with the primary driver being its vineyard estate lots at Algodon Wine Estates in San Rafael, Mendoza, Argentina. Algodon Wine Estates has already sold roughly 10% of its total lots, with more than 450 lots still for sale, worth what the Company anticipates could be an additional $90 million of potential sales in the coming years.

In the letter to stockholders, Scott Mathis, Founder, Chief Executive Officer, and Chairman of the Board of Directors of Gaucho Group Holdings, spoke of Algodon Wine Estates’ robust sales of its vineyard lots, primarily due, the Company believes, to investors seeking to invest outside the US dollar amid rising interest rates, inflationary pressure, and other global and geo-political uncertainties. Algodon Wine Estates offers a tangible investment opportunity outside the US dollar, with a proven real estate market in Argentina, known for producing some of the world’s best wines. The estate also provides an idyllic escape from the pressures of modern life, offering a tranquil retreat where one can unwind and enjoy the simple pleasures of life, such as incredible food, outstanding wines, and an abundance of outdoor activities.

The Company also announced that its wine sales are also increasing via ecommerce channels in the USA and Argentina, as well as direct to consumer channels in Argentina. One of the main factors that differentiates Gaucho Holdings’ wine brands is the implementation of the microvinification process for their premium Malbecs and Malbec blends of Algodon Fine Wines. The Company believes that producing small batches of unique and high-quality wines positions Algodon better to stand out in a competitive wine market and create a loyal following among wine enthusiasts.

Furthermore, Gaucho Holdings’ leather goods and accessories brand, Gaucho - Buenos Aires (gaucho.com), is also experiencing increasing sales quarter-by-quarter. The Company believes that the brand’s leather goods and accessories are an enticing opportunity due to its online storefront paired with its brick-and-mortar presence in Miami’s celebrated Design District. Gaucho’s unique and authentic Argentinean style sets it apart from competitors, making it a potential strong player in the fashion industry. The Company’s goal is to become the LVMH of South America and beyond by becoming a global luxury goods and experiences company, and it feels Gaucho balances its portfolio in a unique and exciting way.

“We believe that Argentina is poised for positive change. After experiencing decades of hyperinflation and rapid peso devaluation, the country’s mood seems to be shifting,” said Scott L. Mathis, Founder, Chief Executive Officer, and Chairman of the Board of Directors of Gaucho Group Holdings. “We are optimistic and doubling down on our desire to develop more real estate and acquisitions for cash flow producing properties, which can be acquired at a fraction of what they cost globally. We do not expect a parabolic change from a bad economy to greatness, but rather a move from bad to less than bad, which can have a dramatic effect on the values and global appetite for Argentine assets. We do believe, however, that Argentina represents one of the best contrarian opportunities for investment on the globe today.”

Gaucho Group Holdings invites all its stockholders to continue to follow the Company’s progress and to be part of its exciting journey towards becoming a global luxury goods and experiences company.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.